SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the registrant    ☒

Filed by a party other than the registrant    ☐

Check the appropriate box:

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

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Preliminary proxy statement

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Definitive proxy statement

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Definitive additional materials

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Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

COASTAL BANKING COMPANY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):

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No fee required

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Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)

Title of each class of securities to which transaction applies:

(2)

Aggregate number of securities to which transaction applies:

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)

Proposed maximum aggregate value of transaction:

(5)

Total fee paid:

☐

Fee paid previously with preliminary materials:

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)

Amount previously paid:

(2)

Form, Schedule or Registration Statement no.:

(3)

Filing Party:

(4)

Date Filed:

COASTAL BANKING COMPANY, INC.

36 Sea Island Parkway

Beaufort, South Carolina 29907

(843) 522-1228

April 23, 2007

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders on Friday, May 18, 2007 at 10:00 a.m. at The Oyster Cove Clubhouse, 94 Oyster Cove Drive, Beaufort, South Carolina.  We sincerely hope that you will be able to attend the meeting, and we look forward to seeing you.

The attached notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting.  We will also report on our operations during the past year and during the first quarter of fiscal year 2007, as well as our plans for the future.

A copy of our annual report, which contains information on our operations and financial performance as well as our audited financial statements, is also included with this proxy statement.

Please take this opportunity to become involved in the affairs of Coastal.  Whether or not you expect to be present at the meeting, please mark, date and sign the enclosed proxy card and return it to us in the envelope provided as soon as possible.  Returning the proxy card WILL NOT deprive you of your right to attend the meeting and vote your shares in person.  If you attend the meeting and wish to do so, you may withdraw your proxy and vote your own shares.

Randolph C. Kohn	Michael G. Sanchez	Suellen Rodeffer Garner
Chief Executive Officer	President	Chairman of the Board

COASTAL BANKING COMPANY, INC.

36 Sea Island Parkway

Beaufort, South Carolina 29907

(843) 522-1228

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 18, 2007

The annual meeting of shareholders of Coastal Banking Company, Inc. will be held on Friday, May 18, 2007 at 10:00 a.m. at The Oyster Cove Clubhouse, 94 Oyster Cove Drive, Beaufort, South Carolina, for the following purposes:

(1)

to elect four (4) persons to serve as Class II Directors for a three-year term;

(2)

to vote on the proposed amendment to our Articles of Incorporation that modifies the voting requirements for certain business combination transactions; and

(3)

to transact any other business as may properly come before the meeting or any adjournments of the meeting.

The Board of Directors has set the close of business on March 30, 2007 as the record date for determining the shareholders who are entitled to notice of and to vote at the meeting.

We hope that you will be able to attend the meeting.  We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign and return the enclosed proxy card as soon as possible. Promptly returning your proxy card will help ensure the greatest number of shareholders are present whether in person or by proxy.

If you attend the meeting, you may revoke your proxy at the meeting and vote your shares in person.  You may revoke your proxy at any time before the proxy is exercised.

By Order of the Board of Directors,

April 23, 2007	Randolph C. Kohn
Chief Executive Officer

COASTAL BANKING COMPANY, INC.

36 Sea Island Parkway

Beaufort, South Carolina 29907

(843) 522-1228

__________________________________________________________

PROXY STATEMENT FOR 2007 ANNUAL MEETING

__________________________________________________________

INTRODUCTION

Time and Place of the Meeting

Our Board of Directors is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of shareholders to be held on Friday, May 18, 2007 at 10:00 a.m. at The Oyster Cove Clubhouse, 94 Oyster Cove Drive, Beaufort, South Carolina, and at any adjournments of the meeting.

Record Date and Mailing Date

The close of business March 30, 2007 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting.  We first mailed this proxy statement and the accompanying proxy card to shareholders on or about April 23, 2007.

Number of Shares Outstanding

As of the close of business on the record date, Coastal had 10,000,000 shares of common stock, $.01 par value authorized, of which 2,402,594 shares were issued and outstanding.  Each issued and outstanding share is entitled to one vote on all matters presented at the meeting.

VOTING AT THE ANNUAL MEETING

Proposals to be Considered

Shareholders will be asked to elect four persons to serve as Class II Directors for a three-year term.  The persons nominated to serve as Class II Directors, as well as the continuing directors, are described beginning on page 3.  The Board of Directors recommends a vote FOR approval of this proposal.

Shareholders will also be asked to approve an amendment to our Articles of Incorporation that modifies the voting requirements for certain business combination transactions.  For a description of the amendment, please see page 8 of this proxy statement.  The Board of Directors recommends a vote FOR approval of this proposal.

Procedures for Voting by Proxy

If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy card.  If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the election of the director nominees, FOR the amendment to the Articles of Incorporation, and in the best judgment of the persons appointed as proxies as to all other matters properly brought before the meeting.  If any nominee for election to the Board of Directors named in this proxy statement becomes unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the Board of Directors.

You can revoke your proxy at any time before it is voted by delivering a written revocation of the proxy or a duly executed proxy bearing a later date to James L. Pate, III, Chief Financial Officer of Coastal, at Coastal’s main office, by the close of business on the day prior to the shareholders’ meeting or by attending the meeting and voting in person.

Requirements for Shareholder Approval

A quorum will be present at the meeting if a majority of the outstanding shares of common stock is represented in person or by valid proxy.  We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.  Only those votes actually cast for each proposal, however, will be counted for purposes of determining whether a proposal received sufficient votes to pass.

For the election of directors, a director nominee must receive more votes than any other nominee for the particular seat on the Board of Directors to be elected.  As a result, if you withhold your vote as to one or more nominees, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee.  At the present time, we do not know of any competing nominees.

For approval of the amendment to the Articles of Incorporation, two-thirds of the shares outstanding as of the record date must be voted in favor of the proposal.  As a result, if you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

Any other matters that may properly come before the annual meeting requires the affirmative vote of a majority of shares of common stock present in person or by proxy and entitled to vote on the matter.  Abstentions and broker non-votes will be counted in determining the minimum number of votes required for approval and will, therefore, have the effect of negative votes.

Abstentions.  A shareholder who is present in person or by proxy at the annual meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the annual meeting for the purpose of determining the presence of a quorum.  Abstentions do not count as votes in favor of or against a given matter.

Broker Non-Votes.  Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members.  Proxies that contain a broker vote on one or more proposals but no vote on others are referred to as “broker non-votes” with respect to the proposal(s) not voted upon.  Broker non-votes are included in determining the presence of a quorum.  A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority such as the amendment to the Articles of Incorporation.

SOLICITATION OF PROXIES

Coastal pays for all costs associated with proxy solicitation.  Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax or otherwise.  We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

PROPOSAL ONE:  ELECTION OF DIRECTORS

The Board of Directors consists of 12 members and is divided into three classes, each with four members.  The directors in each class serve staggered terms of three years each.  The term of each class expires at the annual meeting in the years indicated below and upon the election and qualification of the director’s successor.

The Board unanimously recommends that the shareholders re-elect the directors identified below as Director Nominees to serve as Class II Directors for a three-year term expiring in 2010.

Set forth below is information about each of our directors.

Class II Director Nominees

Ron Anderson, 62, Class II director, has served as one of our directors since the merger with First Capital Bank Holding Corporation on October 1, 2005.  He had served as a director of First Capital Bank Holding Corporation since 1998.  Prior to his joining us, Mr. Anderson served as managing general partner of Marel Enterprises, a family limited partnership, since 1997.  Mr. Anderson is also the president of several automobile-related businesses, including Ron Anderson Chevrolet-Olds, Anderson Pontiac-Buick-Olds-GMC, Inc., Ron Anderson Pontiac-Buick-GMC, Inc., Ron Anderson Ford, Waycross, Georgia, Atlantic Warranty Corp. and Anderson Enterprises.  Mr. Anderson served as a director of Bank South, Douglas, Georgia, from 1985 to 1986.

Suellen Rodeffer Garner, 50, Class II director and Chairman of the Board, has served as one of our directors since the merger with First Capital Bank Holding Corporation on October 1, 2005.  She had served as a director of First Capital Bank Holding Corporation since 1998.  Ms. Garner served as a director of Barnett Bank from 1990 to 1998.  In addition, Ms. Garner is a licensed orthodontist and has been co-owner of Suellen Rodeffer and David Todd Garner D.D.S., P.A. since 1983.

Dennis O. Green, CPA , 66, Class II Director, served as Chief Auditor for Citicorp, and its principal banking subsidiary, Citibank N.A. in New York, New York, from February 1990 to July 1997, when he retired.  He graduated in 1967 from Wayne State University with a degree in Business Administration/Finance and was licensed as a Certified Public Accountant by the State of Michigan in 1969. Mr. Green is managing member and founder of Celadon LLC, developer of “Celadon”, a New Traditional Neighborhood development on Lady’s Island, Beaufort, SC. He is a Director and Chair of the Audit Committee of Adesa, Inc.  He is Director and President of The Olive Tree Foundation, Director of Gray Holdings, LLP, Director and Chairman of the Audit Committee of Venture Inc. of Beaufort and Director of the Boys and Girls Club of Beaufort.  Mr. Green has served as a director since 1999.

Ladson F. Howell, 63, Class II Director and Vice-Chairman of the Board, is licensed to practice law in South Carolina and retired in January 2000 as a practicing attorney with Howell, Gibson & Hughes, PA, a law firm located in Beaufort, South Carolina, since 1968.  He received his law degree from the University of South Carolina Law School in 1968 and a degree in Journalism from the University of South Carolina in 1965.  Mr. Howell was a former President of the Beaufort County Bar Association.  He currently is a member of the South Carolina State Bar Association and the Board of Trustees of Carteret Street United Methodist Church.   Mr. Howell has served as a director of the company since 1999.

Class I Continuing Directors

Christina H. Bryan, 61, Class I director, has served as one of our directors since the merger with First Capital Bank Holding Corporation on October 1, 2005.  She had served as a director of First Capital Bank Holding Corporation since 1998.  Ms. Bryan is a co-owner of several businesses, serving in the following capacities: director and treasurer of Rex Packaging, Inc. since 1972; a past president and consultant of Florida Petroleum Corp. since 1984; secretary and treasurer of Island Seafood Co. from 1972 to 2002; director and vice president of YCG, Inc. since 1980; and director and vice president of YE Hall, Inc. since 1972.

James W. Holden, Jr., 47, Class I Director, is a licensed veterinarian in South Carolina and Georgia, and has been practicing veterinary medicine in Beaufort since 1986.  He has been the owner and director of Holly Hall Animal Hospital since 1988.  Dr. Holden is also a general partner and owner of James W. Holden & Co., LLC., a real estate holding company.  He received his DVM from the University of Georgia in 1983, and a degree in Pre-Veterinary Medicine from Clemson University in 1979.  He is a member of the Rotary Club of Beaufort where he has served as Director, President, Vice President, and Secretary.   Mr. Holden has served as a director of the

company since 1999.  Dr. Holden is past Chairman of the Board of Directors of Lowcountry Estuarium, a non-profit marine science educational organization.  He is a 2003 graduate of the SCBA Bank Directors College.

James C. Key, 67, Class I Director, is the managing partner of Shenandoah Group, LLP, a firm providing risk management, controls, and governance solutions for a wide variety of clients in business, government, education, and multinationals since 1997. He is a Certified Internal Auditor.  Mr. Key served as Director, Internal Audit North America and Asia Pacific at IBM Corporation in Armonk, New York until he retired in 1997. Mr. Key graduated from Syracuse University.  He is on the board and is chair of the Governance and Nominating Committee of the YMCA of Beaufort County.  Also, Mr. Key is chair of the Finance Committee and past President of the Unitarian Universalist Fellowship of Beaufort.  Additionally, he is Vice President of the Thomas Jefferson District of the Unitarian Universalist Association of Congregations in Charlotte, NC.  Mr. Key has served as a director of the company since 1999.

Michael G. Sanchez, 57, Class I director, has served as President and a director since the merger with First Capital Bank Holding Corporation on October 1, 2005.  He had served as director, President and Chief Executive Officer of First Capital Bank Holding Corporation since 1998.  Mr. Sanchez also serves as the President and Chief Executive Officer of First National Bank.  Mr. Sanchez served as group President of lending for Tucker Federal Bank, Tucker, Georgia, from 1997 to 1998.  He also served as President, Chief Executive Officer and director of Premier Bank, Acworth, Georgia, from 1995 to 1996 and for Summerville National Bank, Summerville, South Carolina, from 1993 to 1995.  Mr. Sanchez has over 30 years of experience in the banking industry.

Class III Continuing Directors

Randolph C. Kohn, 59, Class III Director, has served as Chief Executive Officer for Coastal Banking Company since its inception in 1999. He has also served as President and Chief Executive Officer of Lowcountry National Bank since its inception in 2000 and continues to serve in that capacity at present.  He previously served as Senior Vice President and Senior Credit Officer for Clemson Bank & Trust, a community bank located in Clemson, South Carolina.  He has more than 35 years of banking experience in both Georgia and South Carolina.  He graduated from the University of Georgia in 1970 with a degree in Business Management & Finance.  He also serves on the Board of Directors for the Boys and Girls Club of Beaufort, serves as Chairman of the Committee on Finance and is a member of the Administrative Board of Carteret Street United Methodist Church and a member of the Beaufort Rotary Club.

Robert L. Peters, 45, Class III director, has served as one of our directors since the merger with First Capital Bank Holding Corporation on October 1, 2005.  He had served as a director of First Capital Bank Holding Corporation since 1998.  Mr. Peters holds a B.S. in accounting and real estate and received his J.D. from Florida State University.  Mr. Peters has a law practice in Fernandina Beach, Florida that concentrates in real estate.

Robert B. Pinkerton, 66, Class III Director, has been President and Chief Executive Officer of Athena Corporation, a manufacturer and fabricator of custom products for the construction industry since 1990. Prior to that, he was President and Chief Executive Officer of Blackstone Corporation (now part of Valeo), a multinational original equipment manufacturer of automotive engine cooling systems. He is also a principal in Beaufort Land Company, LLC and Village Renaissance, Inc., both developers in Beaufort, South Carolina. He holds a law degree, two engineering degrees and is a graduate of the South Carolina Bankers Association Directors College. He serves as chairman of the Beaufort Redevelopment Commission, Treasurer of St Mark’s Episcopal Chapel, and is a former Assistant District Governor of Rotary.  Mr. Pinkerton has served as a director since our organization in 1999.

Edward Wilson, 55, Class III director, has served as one of our directors since the merger with First Capital Bank Holding Corporation on October 1, 2005.  He had served as a director of First Capital Bank Holding Corporation since August 1, 1998.  Mr. Wilson is a licensed insurance agent.  He is part-owner and has served as an officer of several Florida insurance agencies comprising Morrow Insurance Group, Inc., including agencies located in Madison (secretary and treasurer since 1985); Fernandina Beach (president since 1987); and Yulee (president since 1998).  Mr. Wilson also participates in real estate investments from time to time.

Meetings and Committees of the Board

During the year ended December 31, 2006, the Board of Directors of Coastal held five meetings.  Each director attended at least 75% of the meetings of Coastal’s Board of Directors and committees of the board on which he or she serves.

Annual Meeting Attendance.  Although the Company does not have a formal policy regarding its directors’ attendance at the annual meeting of shareholders, all directors are expected to attend the meeting.

Committees of the Board of Directors

Our Board of Directors has appointed a number of committees, including an audit, governance and compensation committees.  The audit committee is composed of Mrs. Bryan and Messrs. Key, Peters, Pinkerton, and Green, as chair.  Each of these members is considered “independent” under Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.  The board also has determined that Mr. Green is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.  The audit committee met seven times in 2006.

The audit committee functions are set forth in its charter, which was adopted September 2000 and filed with the Securities and Exchange Commission on April 19, 2002.  The audit committee has the responsibility of reviewing financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed.  The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses.  The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts.  The audit committee reports it findings to the board of directors.

The executive compensation and management resources committee is composed of Ms. Bryan, Ms. Garner, and Messrs. Anderson, Holden, Pinkerton, and Wilson.  Mr. Wilson is the chair of the committee.  The executive compensation and management resources committee met five times in 2006.  The executive compensation and management resources committee has the responsibility of approving all elements of compensation for elected officers.  It also reviews and approves all awards, grants, and related actions under Coastal’s equity compensation plans.

The corporate governance and nominating committee is composed of Ms. Garner and Messrs. Anderson, Green, Holden, Howell, Key, and Wilson.  Mr. Key serves as the chair of the committee.  Each of the members of the committee is considered “independent” under Rule 4200(a)(15) of the 4200(a)(15) of the National Association of Securities Dealers’ listing standards.  Coastal formed the corporate governance and nominating committee and adopted a formal charter in February of 2006.  The charter is available on Coastal’s website at www.coastalbanking.com.  The committee recommends nominees for election to the board.  Prior to the formation of the corporate governance and nominating committee, Coastal’s entire board served as the nominating committee.  The corporate governance and nominating committee met four times in 2006.

Coastal’s board considers director candidates recommended by shareholders who submit nominations in accordance with its bylaws.  Shareholders must deliver nominations in writing to the secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days after notice of the special meeting is given to shareholder.  Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected.  The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

In evaluating such recommendations, the board uses a variety of criteria to evaluate the qualifications and skills necessary for members of the board of directors.  Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with the company’s longstanding values and standards.  They should have broad experience at the policy-making level in business, government, education, technology, or public interest.  They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience.  Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties.  Each director must represent the interests of the company’s shareholders.

Coastal’s board uses a variety of methods for identifying and evaluating nominees for director.  They regularly assess the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise.  If vacancies are anticipated, or otherwise arise, the board considers various potential candidates for director.  Candidates may come to their attention through current members of the board, shareholders, or other persons.  These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year.  The board considers properly submitted shareholder recommendations for candidates.  In evaluating such recommendations, the board uses the qualifications and standards discussed above and seeks to achieve a balance of knowledge, experience, and capability on the board of directors.  The company does not pay a third party to assist in identifying and evaluating candidates.

Code of Ethics

We expect all of our employees to conduct themselves honestly and ethically, particularly in handling actual and apparent conflicts of interest and providing full, accurate, and timely disclosure to the public.  We have adopted a formal code of ethics that applies to our senior executive officers and staff which is approved by our board of directors.  The Code of Ethics is available without charge upon request by contacting our Secretary in writing at Coastal Banking Company, Inc., 36 Sea Island Parkway, Beaufort, South Carolina 29907.

Audit Committee Report

The Audit Committee reports as follows with respect to the audit of Coastal’s 2006 audited consolidated financial statements.

•

The Audit Committee has reviewed and discussed Coastal’s 2006 audited consolidated financial statements with Coastal’s management;

•

The Audit Committee has discussed with the independent auditors, Mauldin & Jenkins, Certified Public Accountants, LLC, the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of Coastal’s consolidated financial statements;

•

The Audit Committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditor’s independence from the corporation and its related entities) and has discussed with the auditors the auditors’ independence from Coastal; and

•

Based on review and discussions of Coastal’s 2006 audited consolidated financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that Coastal’s 2006 audited consolidated financial statements be included in Coastal’s Annual Report on Form 10-KSB.

March 27, 2007	Audit Committee:
Christina H. Bryan
Dennis O. Green
James C. Key
Robert L. Peters
Robert B. Pinkerton

PROPOSAL TWO:  AMENDMENT TO THE COMPANY’S

ARTICLES OF INCORPORATION

The Company’s Board of Directors, after careful consideration and recommendation by management and outside advisors, has adopted and unanimously recommends shareholder approval of a proposal to add a provision to the Company’s Articles of Incorporation that modifies the voting requirements for a Business Combination Transaction.  For purposes of this discussion, a Business Combination Transaction means a merger or share exchange of the Company with or into any other corporation, or any sale, lease, exchange or other disposition of all or substantially all of the assets of the Company to any other corporation, person or other entity.  Currently, our Articles of Incorporation are silent with regard to the vote of shareholders required to approve a Business Combination Transaction, which means that the two-thirds vote requirement of Section 33-11-103 of the South Carolina Business Corporation Act (“Section 33-11-103”) governs in most cases.

The proposed amendment to the Articles of Incorporation provides that if the Board of Directors approves a Business Combination Transaction by a vote of two-thirds of the Board of Directors then in office, then a majority (and not two-thirds) of the shares outstanding would be required to approve the transaction.  If, however,  the transaction is approved by the Board but the number of directors voting in favor of the transaction is less than two-thirds of the directors then in office, then a two-thirds vote of the shareholders would be required.

While proponents of higher vote requirements may believe that higher vote requirements could protect minority shareholders and could prevent transactions from being approved based on short-term shifts in public sentiment, an increasing number of investors believe that higher vote requirements allow minorities to protect their special interests and block proposals supported by the holders of a majority of the outstanding shares. In addition, since abstentions and broker non-votes count as votes against a Business Combination Transaction, it could be very difficult to achieve the two-thirds vote necessary to engage in such a transaction. Accordingly, an increasing number of companies have been taking actions to remove voting provisions requiring a higher than majority vote.

The Board of Directors also believes that higher voting requirements are not favored as a best practice in the area of corporate governance, as they may be used to defeat the wishes of the holders of a majority of the outstanding shares.  As a result, the Board of Directors has unanimously determined that approving an amendment to the Articles of Incorporation that will remove the two-thirds shareholder vote requirement in the Business Combination Transaction when at least two-thirds of the directors supports the transaction is in the best interests of the Company and its shareholders.

If the amendment to the Articles of Incorporation is adopted pursuant to this proposal, a new Article would be added to the Company’s Articles of Incorporation that would read as follows:

“Consideration of Certain Business Transactions.

(a)

In any case in which the Act or other applicable law requires shareholder approval of any merger or share exchange of the Corporation with or into any other corporation, or any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to any other corporation, person or other entity, approval of such actions shall require either:

(i)

the affirmative vote of two-thirds (2/3) of the directors of the Corporation then in office and the affirmative vote of a majority of the issued and outstanding shares of the Corporation entitled to vote; or

(ii)

the affirmative vote of a majority of the directors of the Corporation then in office and the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote.

(b)

The Board of Directors shall have the power to determine for the purposes of this Article, on the basis of information known to the Corporation, whether any sale, lease or exchange or other disposition of part of the assets of the Corporation involves substantially all of the assets of the Corporation.

(c)

Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.”

The Board unanimously recommends that the shareholders approve the amendment to the Company’s Articles of Incorporation that will remove the two-thirds shareholder vote requirement for Business Combination Transactions when at least two-thirds of the directors supports the transaction.

EXECUTIVE OFFICERS

The following table shows for each executive officer of Coastal:  (a) his name, (b) his age at December 31, 2006; (c) how long he has been an officer of Coastal; and (d) his positions with Coastal and the Banks:

Name (Age)	Officer Since	Position with Coastal Banking and its Subsidiary Banks

Randolph C. Kohn (59)	1999	Chief Executive Officer of Coastal; President and Chief Executive Officer of Lowcountry National Bank

Michael G. Sanchez (57)	2005	President of Coastal; President and Chief Executive Officer of First National Bank of Nassau County

James L. Pate, III (55)	2004	Chief Financial Officer of Coastal, Lowcountry National Bank, and First National Bank of Nassau County

COMPENSATION

Compensation of Executive Officers

Summary Compensation Table. The following table presents the total compensation the Company paid during the fiscal year 2006 to its chief executive officer, its president and its chief financial officer.  No other executive officers of the Company earned over $100,000 in salary and bonus during the fiscal year 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($) (1)	All Other Compensation ($)	Total ($)

Randolph C. Kohn	2006	180,000	81,177	--	--	2,073	32,372 (2)	295,622
Chief Executive Officer

Michael G. Sanchez	2006	180,000	--	--	90,000 (3)	--	89,904 (4)	359,904
President

James L. Pate III	2006	115,907	--	16,200 (5)	28,652 (6)	451	3,702 (7)	164,912
Chief Financial Officer

(1)

Represents earnings on executives’ deferred compensation accounts, which are paid at a rate of 75% of  Lowcountry National Bank’s return on equity for the prior quarter, not to exceed 12% annually.  For more information, see “Executive Deferred Compensation Fee Agreement” below.

(2)

Represents benefits of the following amounts provided to Mr. Kohn:

•

$12,596 for his use of  his Company owned automobile

•

$6,640 for membership dues

•

$7,522 for matching contributions paid by the Company to Mr. Kohn’s 401(k) account

•

$2,726 for health insurance provided to Mr. Kohn

•

$2,888 for life insurance provided to Mr. Kohn

(3)

Paid to Mr. Sanchez under his Employment Agreement, which provides that he will be paid an annual bonus equal to the lesser of 5% of First National Bank of Nassau County’s net income before tax or 50% of his base salary.  For more information, see “Employment Agreements—Michael G. Sanchez” below.

(4)

Represents benefits of the following amounts provided to Mr. Sanchez:

•

$74,564 paid by the Company to Mr. Sanchez’s Supplemental Executive Retirement Plan account

•

$7,560 for his use of his Company owned automobile

•

$4,516 for matching contributions paid by the Company to Mr. Sanchez’s 401(k) account

•

$3,264 for health insurance provided to Mr. Sanchez

(5)

For more information on the valuation of stock options, see Note 14 to the Company’s audited financial statements.

(6)

Paid pursuant to a bonus program established by the Compensation Committee for the fiscal year ended December 31, 2006.  For 2006, the bonus program was based on the performance of Lowcountry National Bank in three areas:  deposit growth, loan growth and net income.  Under the program, Mr. Pate could receive a bonus payment up to 31% of his base salary depending on the performance of the bank.  A median payment of 25.4% of base salary would be paid if the bank met its performance objectives for 2006 with higher or lower payments being paid based on performance greater or lesser than the bank’s objectives.

(7)

Represents the Company’s matching contribution to Mr. Pate’s 401(k) account.

Outstanding Equity Awards at Fiscal Year End

The following table presents for each of the Company’s named executive officer (i) the number of securities underlying unexercised options that are exercisable, (ii) the number of securities underlying unexercised options that are not exercisable, (iii) the option exercise price, and (iv) the options expiration date.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Randolph C. Kohn Chief Executive Officer	68,813	--	9.07	5//10/2010

Michael G. Sanchez President	28,201	--	9.04	10/27/2009

James L. Pate III Chief Financial Officer	10,500 --	-- 2,000	15.71 23.01	6/17/2014 11/17/2016

Executive Agreements

Randolph C. Kohn.  In 2006, Coastal and Lowcountry National Bank entered into an employment agreement with Randolph C. Kohn.  The agreement supersedes the employment agreement between Mr. Kohn and Coastal dated August 12, 1999.  Pursuant to the agreement, Mr. Kohn serves as the Chief Executive Officer of the company and President and Chief Executive Officer of Lowcountry National Bank.  The agreement commenced on April 6, 2006, is for a term of five years, and will automatically renew for successive one year periods unless either party provides written notice at least 90 days prior to the expiration of the current term.  Pursuant to the agreement, Mr. Kohn will receive an annual base salary of $180,000, which the board of directors will review annually and may increase from time to time.  Mr. Kohn is also eligible to receive an annual cash bonus equal to up to 75% of his base salary based upon the achievement of certain criteria established by the board.  He is also entitled to life insurance premiums, an automobile, club dues, and to participate in all of the company's retirement, welfare, deferred compensation, insurance, and other benefit plans and programs.

If the agreement is terminated with or without cause following a change in control of the company, Mr. Kohn will be entitled to all accrued compensation plus a lump sum cash payment equal to 2.99 times the sum of his then current annual salary and the average bonuses paid to him during the preceding three years.  In addition, he will be entitled to the automobile provided under the agreement free of any liens.  If Mr. Kohn terminates the agreement for any reason at least 36 but not more than 48 months following the consummation of the merger, Mr. Kohn will be entitled to all accrued compensation plus severance compensation in an amount equal to 100% of his then current monthly base salary each month for 36 months from the date of termination, provided that the payments shall be reduced to the extent necessary to avoid being characterized “excess parachute payments” under Section 280G of the Internal Revenue Code.  In addition, he will be entitled to the automobile provided under the agreement free of any liens.

During his employment and for a period of 24 months thereafter, Mr. Kohn will be prohibited from, subject to limited exceptions, (a) competing with Coastal and Lowcountry National Bank by forming, serving as an organizer, director, or officer of, or acquiring or maintaining greater than a 1% passive ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches located within a 50 mile radius of any of the company's offices, or (b) soliciting employees for a competing business.  In addition, during his employment and for a period of 12 months thereafter, he will be prohibited from soliciting customers for a competing business.

Michael G. Sanchez.  The company, First National Bank, and Mr. Sanchez entered into an employment agreement that was effective on October 1, 2005.  Pursuant to the employment agreement, Mr. Sanchez serves as the President of the company and the President and Chief Executive Officer of First National Bank.  The agreement has a term of five years, and will automatically renew for successive one year periods unless either party provides written notice at least 90 days prior to the expiration of the current term.  Mr. Sanchez is entitled to an annual base salary of $180,000, which the board of directors will review annually and may increase from time to time.  Mr. Sanchez is also be eligible to receive an annual cash bonus equal to up to 5% of the net pretax income of First National Bank; provided that this bonus shall not exceed 50% of the base salary paid to Mr. Sanchez as long as Coastal maintains his existing deferred compensation plan.  He is entitled to life insurance premiums, an automobile, and to participate in all of the company's retirement, welfare, deferred compensation, insurance, and other benefit plans and programs.

If the agreement is terminated with or without cause following a change in control of the company or if Mr. Sanchez terminates the agreement for any reason during the one year period beginning on October 1, 2007, Mr. Sanchez will be entitled to all accrued compensation and accrued benefits under the deferred compensation plan plus a lump sum cash payment equal to 2.99 times the sum of his then current annual salary and the average bonuses paid to him during the preceding three years.  In addition, he will be entitled to the automobile provided under the agreement free of any liens.

During his employment and for a period of 12 months thereafter, Mr. Sanchez will be prohibited from, subject to limited exceptions, (a) competing with Coastal or First National by forming, serving as an organizer, director, or officer of, or acquiring or maintaining greater than a 1% passive ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches located within a 35 mile radius of the Coastal’s or First National’s main office, (b) soliciting customers for a competing business, or (c) soliciting employees for a competing business. These restrictions against soliciting customers and personnel, however, will not apply following a change in control.

James L. Pate III.  Mr. Pate is employed as the Company’s Chief Financial Officer and as the Chief Financial Officer of each of the Company’s subsidiary banks.  On April 6, 2005, Coastal entered into Salary Continuation Agreement with Mr. Pate.  This agreement provides for benefits for Mr. Pate upon a change of control of Coastal.  Upon termination of employment following a change in control, as defined in the agreements, he is entitled to receive all accrued compensation plus a lump sum payment equal to the sum of his then current annual base salary and the average bonuses paid to him during the three years preceding the change of control.

For 2006, Mr. Pate had a base salary of $115,907 and was eligible to participate in the Company’s Stock Incentive Plan, its Executive Deferred Compensation program, and certain bonus programs that may be established from time to time.  Mr. Pate also receives other customary benefits available to other officers.

Executive Deferred Compensation Program

We maintain an executive deferred compensation program to provide executive officers with an opportunity to defer compensation in an interest-bearing account.  All principal contributions to the deferred compensation program are paid by the executive.  Interest is credited on the account balance at an annual rate, compounded quarterly, equal to 75% of the company’s return on equity for the previous quarter, not to exceed 12%.  Benefits are payable by the Company in 120 equal monthly installments commencing on the first day of the month following the executive’s normal retirement date.  Upon early retirement or the termination of employment following death, disability, or a change of control, benefits are payable in a lump sum within 60 days of such termination.  Messrs. Kohn and Pate participate in this program.

Director Compensation

Coastal directors were paid $500 per board meeting attended, and the chairman received $650 per meeting attended. For each committee meeting attended, directors were paid $150 per meeting. The audit committee chairman received $250 for each meeting attended. Total compensation for directors is set forth in the table below.

Name	Fees earned or paid in cash ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	Total ($)

Ron Anderson	15,450	--	15,450
Christina H. Bryan	20,200	--	20,200
Suellen Rodeffer Garner	21,450	--	21,450
Dennis O. Green	17,550	1,571	19,121
James W. Holden, Jr.	16,900	1,609	18,509
Ladson F. Howell	19,350	1,787	21,137
James C. Key	15,550	1,542	17,092
Robert L. Peters	12,050	--	12,050
Robert B. Pinkerton	18,100	1,706	19,806
Edward E. Wilson	15,050	--	15,050

Director Deferred Fee Program. We maintain a director deferred compensation program to provide directors with an opportunity to defer board fees in an interest-bearing account.  Interest is credited on the account balance at an annual rate, compounded quarterly, equal to 75% of Lowcountry National Bank’s return on equity for the previous quarter, not to exceed 12%. All directors of the Company who are also directors of Lowcountry National Bank, with the exception of Mr. Kohn, participate in this program.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Information relating to beneficial ownership of Coastal is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended.  Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security.  Under the rules, more than one person may be deemed to be a beneficial owner of the same securities.  A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days from the record date.  Each person is the record owner of and has sole voting and investment power with respect to his or her shares.

The following table shows how much of our common stock is owned by the directors, certain named executive officers, and owners of more than 5% of the outstanding common stock, as of March 31, 2006.  These shares have been adjusted for all stock dividends.  Except as noted below, the mailing address for each beneficial owner is care of Coastal Banking Company, Inc., 36 Sea Island Parkway, Beaufort, South Carolina, 29907.

	Number of Shares Owned	Right to Acquire	Total Beneficially Owned	Percentage of Outstanding Shares

Ron Anderson	31,078	0	31,078	1.29
Christina H. Bryan	42,054	0	42,054	1.75
Suellen Rodeffer Garner	66,402	0	66,402	2.76
Dennis O. Green	34,728	23,704	58,432	2.41
James W. Holden, Jr.	22,573	12,679	35,252	1.46
Ladson F. Howell	11,025	11,025	22,050	0.91
James C. Key	12,565	11,025	23,590	0.98
Randolph C. Kohn	17,860	68,813	86,673	3.51
Robert L. Peters	27,795	0	27,795	1.16
Robert B. Pinkerton	23,427	22,050	45,477	1.88
Michael G. Sanchez	21,043	28,201	49,244	2.03
Edward E. Wilson	37,516	0	37,516	1.56
Total Directors (12 persons)	348,066	177,497	525,563	20.37

Executive Officers who are not Directors
James L. Pate, III	2,500	10,500	13,000	0.54
Total Directors and Executive Officers (13 persons)	350,566	187,997	538,563	20.79

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own beneficially more than 10% of the Company’s outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of the Company’s common stock. Directors, executive officers and greater than 10% shareholders are required to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of these reports furnished to us, during the fiscal year ended December 31, 2006, and except for one late filing for a stock purchase by Ron Anderson, and one late filing for an employee stock option grant by James L. Pate, III, our directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

RELATIONSHIPS AND RELATED TRANSACTIONS

We have banking and other transactions in the ordinary course of business with our directors and officers and the banks and their affiliates.  It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties.  We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to the company or the banks.  Loans to individual directors and officers must also comply with the banks’ lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application.  The company intends for all of its transactions with its affiliates to be on terms no less favorable to the company than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

All of the Company’s directors, except for Messrs. Kohn and Sanchez, are independent directors under the National Association of Securities Dealers definition of “independent director.”

INDEPENDENT PUBLIC ACCOUNTANTS

Coastal has selected the accounting firm of Mauldin & Jenkins, Certified Public Accountants, LLC, to serve as principal accountant for Coastal for the fiscal year ending December 31, 2007.  A representative of the firm is expected to be present at the meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

The following table shows the fees that the Company paid or accrued for the audit and other services provided by Mauldin & Jenkins, Certified Public Accountants, LLC for the fiscal year ended December 31, 2006 and Elliott Davis, LLC, the Company’s former principal accountant, for the fiscal year ended December 31, 2005 and for the first quarter of 2006:

	Year Ended	Year Ended
	December 31, 2006	December 31, 2005
Audit Fees	$95,600	$111,485
Audit-Related Fees	$—	$5,600
Tax Fees	$12,565	$7,600
All Other Fees	$—	$—
Total	$96,325	$124,685

Audit Fees

This category includes the aggregate fees billed for professional services rendered by Mauldin & Jenkins for the audit of our annual consolidated financial statements and the limited reviews of our second and third quarterly condensed consolidated financial statements for the year ended December 31, 2006 and Elliott Davis for the fiscal year ended December 31, 2005 and the first quarter’s condensed financial statements of 2006.

Audit-Related Fees

This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, rendered by Elliott Davis for the fiscal year ended December 31, 2005.  These services principally included the assistance and issuance of consents for various filings with the SEC.

Tax Fees

This category includes the aggregate fees billed for tax services rendered by Mauldin & Jenkins during fiscal years ended December 31, 2006 and Elliott Davis for the fiscal year ended December 31, 2005.  These services consisted primarily of tax compliance and tax consultations services.  In addition, for fiscal years ended December 31, 2005, these services include preparation of local, state and federal tax returns for the Company and its subsidiary.

Oversight of Accountants; Approval of Accounting Fees

Under the provisions of its charter, the audit committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses.  The audit committee has adopted pre-approval policies and procedures for audit and non-audit services.  The pre-approval process requires all services to be performed by our independent auditor to be approved in advance, regardless of amount.  These services may include audit services, audit related services, tax services and other services.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

General

If shareholders wish a proposal to be included in the proxy statement and form of proxy relating to the 2008 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than December 18, 2007. To ensure prompt receipt, the proposal should be sent certified mail, return receipt requested. Proposals must comply with Coastal's bylaws relating to shareholder proposals in order to be included in the proxy materials.

        Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in the proxy materials, must comply with Coastal's bylaws. Proposals must be delivered to the secretary of the company between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days' notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders.

Shareholder Proposals

 To be included in the Company’s 2008 proxy statement, shareholder proposals submitted for consideration at the 2007 annual meeting of shareholders must be received by the Company no later than December 18, 2007.  Proxies solicited by the management of the Company will confer discretionary authority upon the management of the Company to vote upon any proposal contained in a notice received after March 3, 2008.  SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals to be included in the Company’s 2008 proxy statement.

Shareholder Communications

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and by sending it to the Secretary of the Company at the Company’s principal office at 36 Sea Island Parkway, Beaufort, South Carolina 29907.  The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

OTHER MATTERS

The Board of Directors of Coastal knows of no other matters that may be brought before the meeting.  If, however, any matters other than the election of directors or matters related to the election, should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxyholders.

If you cannot be present in person at the meeting, please complete, sign, date and return the enclosed proxy to us promptly in the postage-paid envelope provided.

April 23, 2007

 COASTAL BANKING COMPANY, INC.

PROXY

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON FRIDAY, MAY 18, 2007

The undersigned hereby appoints Randolph C. Kohn or Michael G. Sanchez or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all of the common stock of Coastal Banking Company, Inc., which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held at 10:00 a.m. at The Oyster Cove Clubhouse, 94 Oyster Cove Drive, Beaufort, South Carolina, and at any adjournments of the annual meeting, upon the proposals described in the accompanying notice of the annual meeting and the proxy statement relating to the annual meeting, receipt of which are hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSALS.

PROPOSAL 1:

To elect the four (4) persons listed below to serve as Class II Directors of Coastal Banking Company, Inc. for a three-year term:

Ron Anderson

Dennis O. Green

Suellen Rodeffer Garner

Ladson F. Howell

☐	FOR all nominees listed above (except as nominees indicated below)	☐	WITHHOLD authority to vote for all listed above

INSTRUCTION: To withhold authority for any individual nominee, mark “FOR” above, and write the nominee’s name in this space____________________________________________________________________________.

PROPOSAL 2:

To approve the amendment to our Articles of Incorporation that modifies the voting requirements for certain business combination transactions:

☐	FOR	☐	AGAINST	☐	ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR THE PROPOSALS.

DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER

MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING.

If stock is held in the name of more than one person, all holders must sign.  Signatures should correspond exactly with the name or names appearing on the stock certificate(s).  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

_________________________________________

Signature(s) of Shareholder(s)

[LABEL]

________________________________________

Name(s) of Shareholders(s)

Date:________________________________, 2007

(Be sure to date your proxy)

PLEASE SEE REVERSE FOR INTERNET VOTING INSTRUCTIONS

Please mark, sign and date this proxy, and return it in the enclosed return-addressed envelope.  No postage necessary.

Your internet vote is quick, confidential, and your vote will be submitted immediately.  The website for voting your shares is a secure website.   Just follow these easy steps:

1)

Read the accompanying proxy statement.

2)

Visit our website at www.coastalbanking.com and click the link for proxy voting.

3)

When prompted for your Voting Control Number, enter the number printed just above your name on the front of the proxy card.

4)

Submit your votes.

Please note that all votes cast by Internet must be completed and submitted on or before May 17, 2007.  Your Internet vote authorizes the named proxies to vote your shares to the same extent as submitting a manually signed and dated proxy card.  You may also revoke the proxy in the same manner as a manually signed proxy card could be revoked.

I WILL __________ WILL NOT ___________ ATTEND THE ANNUAL SHAREHOLDERS MEETING.